Exhibit 99.1

China TransInfo Technology Corp. Signs Agreement to Acquire Shanghai Yootu Information Technology Co., Ltd.

BEIJING, Oct. 1 -- China TransInfo Technology Corp., (Nasdaq: CTFO), (“China TransInfo” or the “Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (the “PRC”), today announced that its PRC subsidiary, Beijing PKU Chinafront High Technology Co., Ltd. has entered into an equity transfer agreement (“the Agreement”) to acquire 100% ownership of Shanghai Yootu Information Technology Co., Ltd. (“Shanghai Yootu”).

Under the terms of the Agreement, the Company will make the payments in three installments to the existing shareholders of Shanghai Yootu. The Company will make the initial cash payment of RMB 8.8 million (approximately $1.3 million) to the existing shareholders of Shanghai Yootu within five (5) business days after the date of execution of the Agreement. The second payment will be made by the later of (1) January 1, 2010 and (2) the completion of the audit of financial statements of Shanghai Yootu as of and for the fiscal year ended December 31, 2009 and will be equal to twice Shanghai Yootu’s 2009 full year net income. The second payment consists of 50% cash and 50% shares of the Company’s common stock. The number of shares issuable in satisfaction of the equity portion of the second payment will be calculated based on the 30-day average closing price of the Company’s common stock before December 31, 2009 The final payment will be made by the later of (1) January 1, 2011 and (2) the completion of the audit of financial statements of Shanghai Yootu as of and for the fiscal year ended December 31, 2010 and will be a payment in 50% cash and 50% of the Company’s common stock, which in aggregate will be equal to three times Shanghai Yootu's 2010 full year net income. The number of shares issuable in satisfaction of the equity portion of the final payment will be calculated based on the 30-day average closing price of the Company's common stock before December 31, 2010.

Shanghai Yootu is one of the largest real time traffic data providers in China. It specializes in the research and development of transportation information collection systems, transportation information application systems, transportation dynamic data processing, and transportation information location service systems. Shanghai Yootu possesses a variety of the most advanced technologies in China's intelligent transportation field, including transportation information transmission technology, geographic matching technology, modeling calculation methods, simulation forecasting, and terminal broadcasting technology. In particular, Shanghai Yootu is widely recognized for its advanced real time transportation dynamic data processing technology, which is applicable in the forecasting of real time traffic information.

This acquisition marks China TransInfo’s third acquisition in 2008. Earlier this year, the Company acquired 85% ownership of Dalian Dajian Zhitong Information Service Co., Ltd. in Dalian, Liaoning province, and 70% ownership of China TranWiseway Information Technology Co., Ltd., located in Beijing.

“We are very pleased to incorporate Shanghai Yootu’s products and technology into China TransInfo's growth strategy,” commented Mr. Shudong Xia, chief executive officer of China TransInfo. “This acquisition has brought us a great opportunity to upgrade China TransInfo's technical capabilities. We are confident that this will enhance our relationships with digital map providers, and lead to significant R&D results in the future. Shanghai Yootu has already successfully implemented its real time traffic data services in a number of major cities in China including Shanghai, Beijing, Chengdu, Shenzhen, and Nanjing, establishing its own brand equity with over 200,000 mobile customers. We intend to leverage Shanghai Yootu's existing resources to further expand the market for our leading transportation information products, particularly in southern China.”

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. ('PKU'), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital city land and resource filling system based on Geographic Information System technologies which is used to service the public sector. In addition, the Company is also developing its transportation system to include Electronic Toll Collection technology. The Company is the co-formulator to several transportation technology national standards and has software copyrights to 23 software products. China TransInfo has won 3 of 4 model cases sponsored by the PRC Ministry of Communications. The Company's affiliation with Peking University, which currently owns 5% of PKU, provides access to the University's GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions. For more information please visit the Company's website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include 'forward looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:
China TransInfo Technology Corp.
Ms. Cathy Zhuang, IR Supervisor
Phone: +86-10-82671299 ext 8032 (Beijing)
Email: cathyzhuang@ctfo.com

CCG Investor Relations Inc.
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

Graham Reed, Financial Writer
Email: graham.reed@ccgir.com
URL: www.ccgirasia.com